BELLSOUTH CORPORATION
and
MELLON INVESTOR SERVICES LLC
Rights Agent
AMENDMENT NO. 2
Dated as of March 8, 2006
to
RIGHTS AGREEMENT
Dated November 22, 1999,
as amended by Amendment No. 1
Dated as of March 2, 2005

     This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of March 8, 2006 between BellSouth Corporation, a Georgia corporation (the “Company”), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (the “Rights Agent”).
WITNESSETH:
     The Company and the Rights Agent (the “Parties”) entered into a Rights Agreement dated November 22, 1999, which was amended by Amendment No. 1 thereto, dated as of March 2, 2005 (as amended, the “Original Rights Agreement”). As of the date of this Amendment, the rights issued pursuant to the Original Rights Agreement are redeemable. The Parties wish to amend the Original Rights Agreement in the manner set forth below. The Company’s Board of Directors has approved this Amendment and authorized its execution.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties agree as follows:
     1. EFFECTIVENESS OF THIS AMENDMENT. This Amendment is executed pursuant to the first sentence of Section 27 of the Original Rights Agreement. The Company, by its execution of this Amendment, hereby directs the Rights Agent, pursuant to such sentence of Section 27, to execute this Amendment. This Amendment shall take effect immediately upon the execution hereof by the Company and the Rights Agent and the delivery of the certificate required pursuant to Section 27 of the Original Rights Agreement.
     2. DEFINED TERMS. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Original Rights Agreement.
     3. NO OTHER PROVISIONS AFFECTED. Except to the extent expressly amended by this Amendment, all of the provisions of the Original Rights Agreement shall remain in full force and effect, unaffected by this Amendment.
     4. AMENDMENTS TO THE ORIGINAL RIGHTS AGREEMENT.
          4.1. Section 1 of the Original Rights Agreement is hereby amended by adding the following definition immediately after the definition of “Final Expiration Date”:
“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 4, 2006 among the Company, AT&T Inc., a Delaware corporation, and ABC Consolidation Corp., a Georgia corporation and a wholly-owned Subsidiary of AT&T Inc., as it may be amended from time to time.
          4.2. Section 7(a) of the Original Rights Agreement is hereby deleted in its entirety and replaced with the following:

Subject to Section 7(e) or as otherwise provided in this Rights Agreement, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole at any time or in part from time to time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purposes together with payment of the Purchase Price (defined below), or portion thereof, as applicable, with respect to each Unit or Units (and/or other securities or property in lieu thereof) as to which the Rights are exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) the earlier of (x) December 11, 2009 or (y) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (x) or (y), the “Final Expiration Date”), (ii) the date on which the Rights are redeemed as provided in Section 23 (this date, the “Expiration Date”) or (iii) the date on which the Rights are exchanged as provided in Section 24.
     5. REFERENCES TO THE ORIGINAL RIGHTS AGREEMENT. All references in the Original Rights Agreement, and the exhibits thereto, to the Rights Agreement or any specific provision thereof (including references that use the terms “hereto” and “hereof”), as well as in the legends affixed to certificates issued for Common Stock pursuant to Section 3(d) of the Original Rights Agreement, shall, without any specific references expressly and individually to any of the foregoing amendments, automatically be deemed references to the Original Rights Agreement or the applicable specific provisions thereof (as the case may be) as amended by this Amendment, with the same force and effect as if expressly and individually amended in that respect by this Amendment.

     IN WITNESS WHEREOF the Parties have caused this Amendment to be duly executed, and attested, all as of the date and year first above written.

[ATTEST]		BELLSOUTH CORPORATION

By:	/s/ Marcy A. Bass	By:	/s/ Pat Shannon

	Name: Marcy A. Bass		Name: Pat Shannon
	Title: Senior Corporate Counsel & Assistant Corporate Secretary		Title: Chief Financial Officer

[ATTEST]		MELLON INVESTOR SERVICES LLC

By:	/s/ Gary D'Alessandro	By:	/s/ Jeffrey W. Zeller

	Name: Gary D'Alessandro		Name: Jeffrey W. Zeller
	Title: Vice President		Title: Client Relationship Executive